Exhibit 10.25

Letter of Indemnification
Dated 15 February, 2010
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(Austria — SIG)
Debevoise & Plimpton llp
London

Contents

Clause	Page
1. Definitions	3
2. Indemnification	3
3. Limitations on Indemnification	3
4. Indemnification Procedure	3
5. Severability	4
6. Governing law and jurisdiction	4
7. Amendments	4

THIS Letter of Indemnification is made on 15 February, 2010
BY:
Rank Group Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	Beverage Packaging Holdings (Luxembourg) III S.à r.l. (“BPIII”) acquired, both directly and through a subsidiary, (i) the Closure Systems International Group from Closure Systems International (NZ) Limited and (ii) the Reynolds Consumer Products Group from Reynolds Consumer Products (NZ) Limited (together, the “Acquisition”). In connection with the Acquisition, the existing financing arrangements put in place for the original acquisitions of the Closure Systems International group of companies (the “CSI Group”), the Reynolds Consumer Products group of companies (the “SIG Group”) and the SIG group of companies (the “RCP Group”) were amended or replaced.
B.	In connection with the Acquisition, the Austrian Obligor will be required to:
1.	enter into a new senior secured credit agreement dated November 5, 2009, between, among others, Reynolds Group Holdings Limited (“RGHL”), the borrowers listed therein, the guarantors listed therein, the lenders listed therein and Credit Suisse as Administrative Agent (as defined therein) for the lenders, which will provide for, among other things, (i) a U.S. dollar senior secured term loan in an aggregate principal amount of approximately US$1,035 million, (ii) a Euro term loan in an aggregate principal amount of approximately €250 million, (iii) a revolving U.S. dollar credit facility in an aggregate principal amount of approximately US$120 million and (iv) a revolving credit facility in an aggregate principal amount of approximately €80 million (the “Credit Agreement”);

2.	enter into a supplemental indenture dated November 5, 2009, (the “Supplemental Indenture”) in respect of an indenture dated November 5, 2009, relating to new senior secured notes due 2016 in an aggregate principal amount of US$1, 125 million and €450 million (the “New Notes”);

3.	enter into a joinder agreement dated November 5, 2009, in respect of a purchase agreement relating to the New Notes dated October 29, 2009, (the “Joinder Agreement”);

4.	enter into a registration rights agreement relating to the New Notes dated November 5, 2009 (the “Registration Rights Agreement”);

5.	enter into a new intercreditor agreement between, among others, Credit Suisse as administrative agent for the lenders under the Credit Agreement, The Bank of New York Mellon as trustee under the New Notes, The Bank of New York Mellon as the collateral agent and certain members of the CSI Group, the RCP Group and the SIG Group in respect of the Credit Agreement and the New Notes (the “First Lien Intercreditor Agreement”);

6.	enter into an amendment and restatement in respect of an existing intercreditor agreement, dated 11 May 2007, between, among others, RGHL, the senior lenders (as identified therein), as from time to time amended, supplemented or modified, in order to (i) regulate the relationship between the Credit Agreement and the New Notes on the one hand and certain existing senior notes due 2016 and senior subordinated notes due 2017 issued by Beverage Packaging Holdings (Luxembourg) II S.A. on the other, and (ii) add, among others, Credit Suisse as administrative agent for the lenders under the Credit Agreement, The Bank of New York Mellon as trustee under the New Notes, The Bank of New York Mellon as the collateral agent and certain members of the CSI Group, the RCP Group and the SIG Group to these arrangements (the “Existing Intercreditor Agreement”);

7.	provide guarantees and security in respect of the Credit Agreement and the New Notes,
(the Credit Agreement, the Supplemental Indenture, the Joinder Agreement, the Registration Rights Agreement, the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement collectively, the “Transaction Documents”).
C.	Rank has agreed to provide an indemnity to the Indemnitee as further described below.
It is the intention of Rank that this document be executed as a Letter of Indemnification in favour and for the benefit of each Indemnitee.
THIS LETTER OF INDEMNIFICATION WITNESSES as follows:

1.	Definitions
“Austrian Obligor” means each company listed in Part A to the Schedule to this Letter of Indemnification.

“Director” means any managing director (Geschäftsführer) or supervisory board member (Aufsichtsratsmitglied) of SIG Austria Holding GmbH, SIG Combibloc GmbH and SIG Combibloc GmbH & Co.KG.

“Indemnitee” means each Director listed in Part B to the Schedule to this Letter of Indemnification.

“Indemnitee Company” means, in relation to an Indemnitee, any Austrian Obligor of which an Indemnitee is a Director.

2.	Indemnification

Rank shall upon first demand indemnify each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitees’ behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of an Indemnitee Company in his or her capacity as a Director of the Indemnitee Company on written (including by e-mail or telefax) instruction from a direct or indirect shareholder of the relevant Indemnitee Company in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.
3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter of Indemnification, an Indemnitee shall not be entitled to indemnification under this Letter of Indemnification:
(a)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, unless the Indemnitee assigns to Rank any related payments claims under such insurance policy; or

(b)	to the extent that payment has or will be made to the relevant Indemnitee by the Indemnitee Company or any affiliate of Rank otherwise than pursuant to this Letter of Indemnification.
4.	lndemnification Procedure

4.1	Each Indemnitee shall give Rank notice in writing (including by e-mail or telefax) as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter of Indemnification. To obtain indemnification payments or advances under this Letter of Indemnification, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.

4.2	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to Rank any related payments claims under such insurance policy. However, this clause 4,2 does not affect the Indemnitee’s right to indemnification under clause 2 above.

4.3	For the avoidance of doubt, an Indemnitee shall not forego any rights to indemnification under this Letter of Indemnification where he fails to give notice within the period specified in sentence 1 (“as soon as practicable”) of this clause 4.

5.	Severability

If any provision or provisions of this Letter of Indemnification shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter of Indemnification and this Letter of Indemnification shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law and jurisdiction

This Letter of Indemnification shall be governed by and its provisions construed in accordance with Austrian law. For the benefit of each Indemnitee, Rank submits to the non-exclusive jurisdiction of the courts of Austria to settle any dispute arising out of or in connection with this Letter of Indemnification (including any dispute regarding the existence, validity or termination of this Letter of Indemnification).

7.	Amendments

No amendment or modification of this Letter of Indemnification shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter of Indemnification.

IN WITNESS of which this Letter of Indemnification has been executed and has been delivered on the date stated at the beginning of this Letter of Indemnification for the benefit and in favour of each Indemnitee.

Rank Group Limited
By:	/s/ Graeme Hart
Graeme Hart
	Position:	Director
	Address:	743 Riddell Rd, Glendowie, New Zealand 1005

Schedule
Part A
List of Austrian Obligors
•	SIG Austria Holding GmbH

•	SIG Combibloc GmbH

•	SIG Combibloc GmbH & Co. KG

6

Part B
List of Indemnitees
•	Marco Haussener

•	Rolf Stangl

•	André Rosenstock

•	Wolfgang Ornig

•	Holger Dickers

•	Daniel Kiwit

•	Annelies Schell

•	Philipp Trixl

•	Dieter Koch

7